Exhibit 99.1

Otelco Reports First Quarter 2017 Results

ONEONTA, Ala., May 02, 2017 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ:OTEL), a wireline telecommunications, cloud hosting and managed services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced results for its first quarter ended March 31, 2017. Key highlights for Otelco include:

  Total revenues of $17.4 million for first quarter 2017.
  Operating income of $5.0 million for first quarter 2017.
  Net income of $1.6 million for first quarter 2017.
  Consolidated EBITDA (as defined below) of $7.2 million for first quarter 2017.

During first quarter 2017, Otelco’s operating income increased by $0.3 million to $5.0 million. The Company began receiving the FCC’s A-CAM payments in the five states where the program is applicable to the Company. The program provides a known level of support for ten years, which is being used to enhance and build out the Company’s broadband network to provide increased speed and accessibility to customers. The new model-based support plus higher CAF funding provided an increase of approximately $0.4 million in revenue for the quarter compared with the revenue it replaced in 2016. The program funding reduced the decline in revenue to $0.1 million for first quarter 2017 when compared to first quarter 2016.

Net income for the first quarter of 2017 declined by $0.1 million and Consolidated EBITDA declined by $0.4 million from the same period in 2016. The decline in residential voice service, the increase in interest costs associated with the Company’s credit agreements, and the reduction in annual CoBank dividends were partially offset by the increase in A-CAM and CAF revenue.

In March, Otelco implemented a long-term fiber IRU transport contract with a national carrier and signed an additional dark-fiber contract with another carrier that will begin service in June. In addition, the Company has signed fiber leases to serve two cell towers with service to begin in second quarter. On April 1, 2017, the Company successfully connected over 1,000 voice and data access lines to its network under a multi-year contract with the community of Leverett, Massachusetts.

The Company continues the detailed pre-conversion work to replace its billing and operations systems with a common platform across its entire operation. “We remain on schedule to complete the system conversion by early 2018,” noted Rob Souza, President and Chief Executive Officer of Otelco. “The changes to streamline our organizational structure are already being implemented, allowing our operational teams to work together in the detail planning, design and implementation of revised service processes and leading to enhanced customer service and improved efficiency.”

Otelco made an annual “excess cash flow” payment of $3.1 million, in addition to its quarterly $1.0 million scheduled principal payment on its senior credit facility during first quarter. The Company continues its plan to reduce leverage toward current industry norms. At the same time, cash grew from $10.5 million at the end of 2016 to $10.7 million at March 31, 2017.

“In the fall of 2016, we announced the engagement of The Bank Street Group LLC to explore the Company’s strategic alternatives,” added Souza. “Industry announcements within the broadly defined telecom market reflect continued consolidation activity. Management and the Board of Directors are actively involved in our ongoing process. The Company will continue to restrict public comments to those required by applicable law.”

First Quarter 2017 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)
		Three Months Ended March 31,		Change
		2017	2016	Amount	Percent
	Revenues	$17,380	$17,490	$(110)	(0.6)%
	Operating income	$5,021	$4,746	$275	5.8%
	Interest expense	$(2,611)	$(2,482)	$129	5.2%
	Net income	$1,608	$1,750	$(142)	(8.1)%
	Net income per share	$0.48	$0.53	$(0.05)	(9.4)%
	Diluted net income per share	$0.47	$0.52	$(0.05)	(9.6)

	Consolidated EBITDA(1)	$7,198	$7,627	$(429)	(5.6)%
	Capital expenditures	$1,270	$706	$564	79.9%

Reconciliation of Consolidated EBITDA to Net Income

		Three Months Ended March 31,
		2017	2016
	Net income	$1,608	$1,750
Add:	Depreciation	1,739	1,779
	Interest expense less interest income	2,302	2,038
	Interest expense - amortized loan cost	310	443
	Income tax expense	1,004	1,133
	Amortization - intangibles	101	258
	Loan fees	39	85
	Stock-based compensation (earn out)	-	78
	Stock-based compensation (senior management)	95	63
	Consolidated EBITDA(1)	$7,198	$7,627

(1) Consolidated EBITDA is defined as consolidated net income (loss) plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facilities. The lenders under the Company’s credit facilities utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Otelco Inc. - Key Operating Statistics

	December 31,		March 31,	% Change from
	2015	2016	2017	December 31, 2016
Business/Enterprise
CLEC
Voice lines	18,606	17,034	16,852	-1.1%
HPBX seats	10,880	11,487	11,532	0.4%
Data lines	3,629	3,655	3,315	-9.3%
Wholesale network lines	2,743	2,570	2,584	0.5%
RLEC
Voice lines	16,123	16,621	16,359	-1.6%
Data lines	1,539	1,634	1,624	-0.6%
Access line equivalents (1)	53,520	53,001	52,266	-1.4%

Residential
CLEC
Voice lines	225	199	192	-3.5%
Data lines	2,432	2,291	2,275	-0.7%
RLEC
Voice lines	23,143	20,978	20,556	-2.0%
Data lines	20,089	19,622	19,562	-0.3%
Other services	3,728	3,682	3,665	-0.5%
Access line equivalents (1)	49,617	46,772	46,250	-1.1%

Otelco access line equivalents (1)	103,137	99,773	98,516	-1.3%

(1) The Company defines access line equivalents as retail and wholesale voice lines, data lines (including cable modems, digital subscriber lines, other broadband connections and dedicated data access trunks) and other services (including entertainment and security services).

FINANCIAL DISCUSSION FOR FIRST QUARTER 2017:

Revenues

Total revenues decreased 0.6% in the three months ended March 31, 2017, to $17.4 million from $17.5 million in the three months ended March 31, 2016. The decrease in residential RLEC access line equivalents was offset by the incremental revenue associated with the FCC’s A-CAM program. The table below provides the components of the Company’s revenues for the three months ended March 31, 2017, compared to the same period of 2016.

	Three Months Ended March 31,		Change
	2017	2016	Amount	Percent

	(Dollars in thousands)
	(Unaudited)
Local services	$5,599	$5,999	$(400)	(6.7)%
Network access	5,712	5,393	319	5.9
Internet	3,909	3,820	89	2.3
Transport services	1,149	1,303	(154)	(11.8)
Video and security	765	734	31	4.2
Managed services	246	241	5	2.1
Total	$17,380	$17,490	$(110)	(0.6)

Local services revenue decreased 6.7% in the three months ended March 31, 2017, to $5.6 million from $6.0 million in the three months ended March 31, 2016. The decline in RLEC residential voice access lines and related revenue accounted for a decrease of $0.2 million. A portion of the RLEC decrease is recovered through the Connect America Fund (or “CAF”), which is categorized as interstate access revenue. The decline in long distance and special line revenue accounted for a decrease of $0.2 million. Network access revenue increased 5.9% in the three months ended March 31, 2017, to $5.7 million from $5.4 million in the three months ended March 31, 2016. A $2.3 million increase in the CAF, the initial A-CAM revenue and transition payments, was partially offset by a $1.9 million decrease in interstate and intrastate access, including universal service funding. End-user based fees decreased $0.1 million. Internet revenue increased 2.3% in the three months ended March 31, 2017, to $3.9 million from $3.8 million in the three months ended March 31, 2016. Increased data speeds accounted for the increase in revenue. Transport services revenue decreased 11.8% in the three months ended March 31, 2017, to $1.1 million from $1.3 million in the three months ended March 31, 2016, reflecting customer churn and market pricing. Video and security revenue in the three months ended March 31, 2017, increased 4.2% from the three months ended March 31, 2016, to $0.8 million from $0.7 million reflecting increases in IPTV revenue. Managed services revenue increased 2.1% in the three months ended March 31, 2017, over the comparable period in 2016 to remain at just over $0.2 million, reflecting increases in cloud hosting revenue.

Operating Expenses

Operating expenses in the three months ended March 31, 2017, decreased 3.0% to $12.4 million from $12.7 million in the three months ended March 31, 2016. Cost of services decreased 3.9% to $7.8 million in the three months ended March 31, 2017, from $8.1 million in the three months ended March 31, 2016. Network circuit and resale facility expense decreased $0.2 million; Hosted PBX equipment expense decreased $0.1 million; toll, internet and access expense decreased $0.1 million; and customer service and sales, cloud hosting and professional services expense decreased $0.1 million. These decreases were partially offset by an increase of $0.1 million in other costs. Selling, general and administrative expenses increased 5.0% to $2.7 million in the three months ended March 31, 2017, from $2.6 million in the three months ended March 31, 2016. The increase was the result of a transition from the stock-based senior management bonus plan, which had been in place for three years, to cash-based bonus plan for 2017. Depreciation and amortization decreased 9.7% in the three months ended March 31, 2017, to $1.8 million from $2.0 million in three months ended March 31, 2016. Cable and CLEC depreciation and the amortization of other intangible assets in New England decreased $0.1 million, and the amortization of the telephone plant adjustment decreased $0.1 million.

Operating Income

Operating income in the three months ended March 31, 2017, increased 5.8% to $5.0 million from $4.7 million in the three months ended March 31, 2016, primarily related to the increase in revenue associated with A-CAM transition during first quarter 2017.

Interest Expense

Interest expense in the three months ended March 31, 2017, increased 5.2% to $2.6 million from $2.5 million in the three months ended March 31, 2016. Higher interest rates on the Company’s current loan facilities accounted for an increase of $0.2 million, which was partially offset by lower loan cost amortization of $0.1 million. During first quarter 2016, the Company executed new senior and subordinated credit facilities which mature in 2021.

Other Income

Other income in the three months ended March 31, 2017, decreased 67.2% to $0.2 million from $0.6 million in the three months ended March 31, 2016, primarily related to the annual CoBank dividend. In first quarter 2016, the senior credit facility held by CoBank (and five other banks) was fully repaid. As such, the Company was only entitled to a partial year of dividends from CoBank, which are received in first quarter of each year. The CoBank patronage shares held by the Company are expected to be repatriated over the next nine years.

Net Income

Based on the changes noted above, net income decreased $0.1 million to $1.6 million for the three months ended March 31, 2017, when compared to $1.7 million for the three months ended March 31, 2016, primarily driven by the decrease in the CoBank dividend partially offset by the increase in A-CAM revenue.

Consolidated EBITDA

Based on the changes noted above, Consolidated EBITDA decreased $0.4 million to $7.2 million for the three months ended March 31, 2017, when compared to $7.6 million for the three months ended March 31, 2016. Consolidated EBITDA was $6.7 million in the fourth quarter of 2016. Stock based compensation and other excluded expenses are added back in the calculation of Consolidated EBITDA. See financial tables for a reconciliation of Consolidated EBITDA to net income.

Balance Sheet

As of March 31, 2017, the Company had cash and cash equivalents of $10.7 million compared to $10.5 million at the end of 2016. During first quarter 2017, the Company reduced its senior credit facility balance to $77.9 million through $1.0 million in scheduled principal payments and $3.1 million in annual Excess Cash Flow payment. The $5.0 million revolver remains undrawn.

Capital Expenditures

Capital expenditures were $1.3 million for the three months ended March 31, 2017, compared to $0.7 million in the same period in 2016. The buildout requirements of the A-CAM program and the Company’s plans to convert its billing and operations systems to a single platform during 2017 may increase annual investment for 2017 and 2018. The Company has amended its credit facility to allow for the potential increase in capital expenditures by $1.5 million and $1.0 million in 2017 and 2018, respectively.

Fourth Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, May 3, 2017, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (719) 325-2356 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.OtelcoInc.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 9585133.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With over 98,000 voice and data access lines and other related services, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s strategic review and exploration process or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance regarding the outcome of any decisions that the Company may make regarding strategic alternatives in connection with the strategic review and exploration process. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited)
	March 31,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$10,669	$10,538
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $165 and $182, respectively	4,796	5,035
Other	1,572	1,528
Materials and supplies	2,598	2,184
Prepaid expenses	1,817	2,912
Total current assets	21,452	22,197

Property and equipment, net	48,830	49,271
Goodwill	44,976	44,976
Intangible assets, net	1,664	1,785
Investments	1,650	1,821
Other assets	250	222
Total assets	$118,822	$120,272

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$1,181	$1,477
Accrued expenses	5,353	4,730
Advance billings and payments	1,537	1,487
Customer deposits	67	62
Current maturity of long-term notes payable, net of debt issuance cost	2,963	6,071
Total current liabilities	11,101	13,827

Deferred income taxes	28,280	28,280
Advance billings and payments	2,407	1,987
Other liabilities	17	26
Long-term notes payable, less current maturities and debt issuance cost	86,230	86,860
Total liabilities	128,035	130,980

Stockholders' deficit
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,346,689 and 3,291,750 shares, respectively	34	33
Additional paid in capital	4,072	4,186
Accumulated deficit	(13,319)	(14,927)
Total stockholders' deficit	(9,213)	(10,708)
Total liabilities and stockholders' deficit	$118,822	$120,272

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016

Revenues	$17,380	$17,490

Operating expenses
Cost of services	7,813	8,131
Selling, general and administrative expenses	2,707	2,576
Depreciation and amortization	1,840	2,037
Total operating expenses	12,360	12,744

Income from operations	5,020	4,746

Other income (expense)
Interest expense	(2,611)	(2,482)
Other income	203	619
Total other expense	(2,408)	(1,863)

Income before income tax expense	2,612	2,883
Income tax expense	(1,004)	(1,133)

Net income	$1,608	$1,750

Weighted average number of common shares outstanding:
Basic	3,346,689	3,283,177
Diluted	3,444,370	3,375,735

Basic net income per common share	$0.48	$0.53

Diluted net income per common share	$0.47	$0.52

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$1,608	$1,750
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	1,739	1,778
Amortization	101	259
Amortization of loan costs	310	288
Loss on extinguishment of debt	-	155
Provision for uncollectible accounts receivable	78	39
Stock-based compensation	95	141
Payment in kind interest - subordinated debt	77	37
Changes in operating assets and liabilities
Accounts receivable	117	156
Materials and supplies	(414)	(158)
Prepaid expenses and other assets	1,067	1,070
Accounts payable and accrued expenses	327	328
Advance billings and payments	470	(46)
Other liabilities	(4)	(6)
Net cash from operating activities	5,571	5,791

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(1,270)	(706)
Net cash used in investing activities	(1,270)	(706)

Cash flows used in financing activities:
Loan origination costs	-	(5,181)
Principal repayment of long-term notes payable	(4,125)	(100,052)
Proceeds from loan refinancing	-	100,300
Retirement of investment	164	-
Tax withholdings paid on behalf of employees for restricted stock units	(209)	(109)
Net cash used in financing activities	(4,170)	(5,042)

Net increase in cash and cash equivalents	131	43
Cash and cash equivalents, beginning of period	10,538	6,884

Cash and cash equivalents, end of period	$10,669	$6,927

Supplemental disclosures of cash flow information:
Interest paid	$2,247	$1,378

Income taxes paid (refunded)	$11	$(440)

Conversion of Class B common stock to Class A common stock	$-	$2

Issuance of Class A common stock	$1	$1

Contact:
Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com